NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

     STAGE STORES, INC. ANNOUNCES FIRST QUARTER 1999 RESULTS
   -- Net Loss of $0.08 Per Share From Operations Reported --
                 ______________________________

HOUSTON, TX, May 20, 1999 -- Stage Stores, Inc. (NYSE: SGE) today announced results for the first quarter ended May 1, 1999.

Net sales for the first quarter of 1999 decreased 3.7% to $262.6 million from $272.8 million for the same period last year. Sales for the first quarter of 1998 included the grand opening volumes associated with the conversion of 69 C.R. Anthony stores during that period. Comparable store sales decreased 10.1% during the quarter. The net loss for the quarter before the cumulative effect of a change in accounting principle was $2.3 million, or $0.08 per share on a diluted basis, as compared to net income of $9.0 million, or $0.32 per share on a diluted basis, a year ago. After the cumulative effect of a change in accounting principle, the net loss for this year's first quarter was $0.17 per share on a diluted basis.

Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are disappointed with the first quarter's results which reflect the negative impact of the heavy promotional and inventory management activities that we put into place during the fourth quarter of 1998. As a result of these initiatives, we began the quarter with lower than expected levels of clearance product, which hurt February's sales, and lower overall inventory levels, which caused our Easter period sales to be softer than anticipated. We focused on rebuilding our merchandise assortments throughout the period and ended the first quarter with inventory levels on plan. As a result, we are beginning to see initial signs of improvement in several merchandise categories."

Mr. Tooker continued, "With regard to gross margins, the year-over-year decline as a rate of sales is reflective of several factors. First, there was a lack of sales leverage with respect to the fixed cost component of cost of sales as a result of our negative comparable store sales.

Next, there was significantly less vendor discounts on new store inventory purchases and the level of grand opening sales volumes which typically enjoy higher gross margins was lower this year than last year, both related to our reduced store opening program. Finally, the level of margins recognized with respect to clearance inventories was lower as a rate of sales as a result of the continued acceleration of our clearance activities during the early part of the quarter."

Mr. Tooker further stated, "In light of our current business trends, we continued to prudently control our selling, general and administrative ("SG&A") expenses during the quarter. As a result of our efforts, SG&A expenses, on an absolute dollar basis, were relatively flat with last year despite operating 72 more stores. The majority of these savings were payroll related costs, and we also benefited from improved performance in our credit card portfolio. We will continue to focus on reducing our SG&A expenses."

During the quarter, the Company adopted the Accounting Standards Executive Committee's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") which requires that all start-up costs be expensed as incurred. The initial adoption of SOP 98-5 during the quarter resulted in an after tax charge of $2.4 million, or $0.09 per share on a diluted basis. In addition, the adoption of SOP 98-5 requires that store opening costs be expensed as incurred. As a result, store opening costs were higher this quarter despite the lower number of store openings due to the timing of the recognition of these expenses.

Mr. Tooker concluded, "As we continue to identify ways of improving our financial performance and thus enhance shareholder value, we have adopted a store closure plan and, as a result, will close 35 under-performing stores. The majority of these stores will close over the next six months upon the completion of an inventory liquidation program. These stores all had negative contributions during 1998 and the majority are stores whose square footage are too small to operate effectively as a Stage concept. The remaining stores are located in markets in which we currently have at least one other store and the opportunity in the market does not justify multiple locations. In connection with this store closure program, we expect to record a $20.0 million pretax charge during the second quarter of 1999. We believe the closure of these stores will be cash flow positive to the Company upon completion of the store closure program."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 688 stores in 34 states at the end of the first quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

                       (Tables to Follow)




                           Stage Stores, Inc.
             Consolidated Condensed Statement of Operations
                (in thousands, except per share amounts)
                             (unaudited)

                                                  Three Months Ended
                                                 5/1/99        5/2/98

Net sales                                      $ 262,591     $ 272,788
Cost of sales and related buying,
  occupancy and distribution expenses            192,232       185,563
Gross profit                                      70,359        87,225

Selling, general and administrative expenses      61,219        61,630
Store opening and closure costs                      749           317
Operating income                                   8,391        25,278

Interest, net                                     12,111        10,467

Income (loss) before income tax and cumulative
  effect of a change in accounting principle      (3,720)       14,811
Income tax expense (benefit)                      (1,451)        5,776

Income (loss) before cumulative effect of a
  change in accounting principle                  (2,269)        9,035
Cumulative effect of a change in accounting
  principle, net of tax - reporting costs of
  start-up activities                             (2,402)          --

Net income (loss)                              $  (4,671)    $   9,035

Basic earnings (loss) per common share data:

Basic earnings (loss) per common share before
  cumulative effect of a change in accounting
  principle                                    $   (0.08)    $    0.33
Cumulative effect of a change in accounting
  principle, net of tax - reporting costs of
  start-up activities                              (0.09)          --
Basic earnings (loss) per common share         $   (0.17)    $    0.33

Basic weighted average common shares
  outstanding                                     27,987        27,792

Diluted earnings (loss) per common share data:

Diluted earnings (loss) per common share
  before cumulative effect of a change in
  accounting principle                         $   (0.08)    $    0.32
Cumulative effect of a change
  in accounting principle, net of tax -
  reporting costs of start-up activities           (0.09)          --
Diluted earnings (loss) per common share       $   (0.17)    $    0.32

Diluted weighted average common shares
  outstanding                                     27,987        28,507


Comparable store sales data                       (10.1%)         3.4%



                          Stage Stores, Inc.,
                  Consolidated Condensed Balance Sheet
                            (in thousands)
                             (unaudited)


                                         5/1/99      1/30/99        5/2/98

         ASSETS
Cash and cash equivalents             $   8,625    $  12,832     $  20,460
Undivided interest in accounts
  receivable trust                       68,534       69,816        55,567
Merchandise inventories, net            363,352      341,316       354,169
Other current assets                     71,710       84,473        83,103
      Total current assets              512,221      508,437       513,299

Fixed assets, net                       233,580      233,263       194,838
Goodwill, net                            91,828       92,551        94,752
Other assets                             20,695       23,429        26,254
                                      $ 858,324    $ 857,680     $ 829,143

 LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                      $  79,046    $  82,779     $  88,124
Accrued expenses and other current
  liabilities                            53,364       52,706        62,615
Current portion of long-term debt         4,829        4,814         2,686
      Total current liabilities         137,239      140,299       153,425

Long-term debt including
  credit facilities                     495,724      487,968       449,652
Other long-term liabilities              25,419       25,021        11,462
      Total liabilities                 658,382      653,288       614,539

Stockholders' equity                    199,942      204,392       214,604
                                      $ 858,324    $ 857,680     $ 829,143



                        Stage Stores, Inc.
          Consolidated Condensed Statement of Cash Flows
                         (in thousands)
                          (unaudited)

                                                Three Months Ended
                                                 5/1/99      5/2/98
 Cash flows from operating activities:
   Net income (loss)                         $  (4,671)   $   9,035
   Adjustments to net income (loss):
     Depreciation and amortization               8,620        6,290
     Amortization of debt issue costs and
       accretion of discount                     1,044          863
     Other                                       2,194          607
   Changes in working capital                  (11,575)     (45,785)
       Net cash used in operating activities    (4,388)     (28,990)

 Cash flows from investing activities:
   Additions to fixed assets                    (7,526)     (28,486)
       Net cash used in investing activities    (7,526)     (28,486)

 Cash flows from financing activities:
   Proceeds from working capital facility        7,650       54,300
   Proceeds from issuance of common stock          221          491
   Payments on long-term debt                     (164)        (170)
       Net cash provided by financing
         activities                              7,707       54,621

   Net decrease in cash and cash equivalents    (4,207)      (2,855)

   Cash and cash equivalents:
     Beginning of period                        12,832       23,315
     End of period                           $   8,625    $  20,460